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                                                                     EXHIBIT 3.3

                          GLOBAL MAINTECH CORPORATION

                           CERTIFICATE OF AMENDMENT


     I, James Geiser, Secretary of Global MAINTECH Corporation, formerly, Mirror Technologies, Incorporated, do hereby certify that the following amendments to Articles 1 and 3.1 of the Articles of Incorporation of said corporation have been duly adopted by the shareholders of that corporation.

     Such amendments were adopted by the shareholders of such corporation on May 15, 1995 and pursuant to Chapter 302A of the Minnesota Business Corporation Act.


     "Article 1 of the Amended and Restated Articles of Incorporation of Mirror Technologies, Incorporated is amended in its entirety to read as follows:

                                Article 1.  Name
                                ----------------

     The name of the corporation is Global MAINTECH Corporation.

     Article 3.1 of the Amended and Restated Articles of Incorporation of Mirror Technologies, Incorporated is amended in its entirety to read as follows:

          3.1. Designation and Number. The aggregate number of authorized shares of the corporation is 250,000,000 shares, no par value, of which 4,439,900 shares shall be designated Series A Convertible Preferred Stock, and 245,560,100 shares shall be divisible into such classes and series, have such designations, voting rights, and other rights and preferences and be subject to such restrictions, as the Board of Directors of the corporation may from time to time establish, fix and determine consistent with Articles 4 and 5 of the hereof. Unless otherwise designated in these Restated Articles or by the Board of Directors, all issued shares shall be deemed Common Stock with equal rights and preferences. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock and the Series A Convertible Preferred Stock (the "Preferred Stock") are set forth in Article 3."



/s/ James Geiser
Secretary

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